Advertising Agreement

This will serve as an agreement between Pricester.com, Inc. and MoreMedia Direct, Inc. for the development of a per-inquiry advertising campaign for Pricester.com's 28:30 infomercial advertisement titled "Pricester Complete".

Pricester.com will provide MoreMedia Direct with 15 dubs in various formats for their 28:30 infomercial. If the initial test is successful Pricester.com will provide a master of said infomercial.

Compensation to MoreMedia Direct will be $79.98 net per sale generated
by MoreMedia Direct's P.I. Network.   In addition MoreMedia Direct will
receive a share of Pricester stock for every sale generated either by Live Ops or Distributors for the life of the media relationship, with a maximum of 100,000 shares. More Media Direct requires a pre-payment deposit of $3999.00, which represents a pre-payment of 50 orders. This payment will be made in 2 parts $2,000 to be deposited immediately and the $1999 to be deposited once the first airing is in place.

MoreMedia Direct will provide invoices to Pricester.com on a weekly basis for orders generated from the previous week as well as Dubs and Federal express shipping costs. MoreMedia Direct expects payment of
said invoices by Friday of that same week.   Pricester.com and
MoreMedia Direct reserve the right to discontinue the campaign at any time with thirty days prior written notice at which time all unused deposit will be refunded.

Pricester.com will provide MoreMedia Direct with their contact at Live-
Ops Call Center.   MoreMedia Direct will then set up a telemarketing
download or e-mail on a daily basis.   Being that Pricester.com will be
doing a great deal of out bound calling and following up from leads that are generated from MoreMedia Direct's Per Inquiry network, More Media Direct will receive a report on sales made for the previous week. Compensation for these sales will be invoiced separately and will be paid at the rate of $29.98 due on the following Friday after the sale. More Media Direct has the right, but not the obligation, to audit Pricester.com quarterly.

This agreement supercedes any previous agreement.


/s/                     /s/Joe Puentes           /s/Bernard Gutman
MoreMedia Direct, Inc.  Pricester.com, Inc.      Bernard Gutman

DATE: 3/10/05    DATE: 3/10/05